EXHIBIT 21.1

LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.

Name	Jurisdiction of Organization
Huron Consulting Group Holdings LLC	Delaware

Huron (UK) Limited	United Kingdom

Kabushiki Kaisha Huron Consulting Group	Japan

Huron Consulting South East Asia PTE. LTD.	Singapore

Huron Middle East LLC	United Arab Emirates - Dubai

Huron Saudi Limited	Saudi Arabia

Huron Consulting Services LLC	Delaware

Wellspring Management Services LLC	Delaware

Huron Demand LLC	Delaware

Conseillers Huron Canada Limité	Canada and Quebec